                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Secton 14(a)
                     of the Securities Exchange Act of 1934

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                FOODMAKER, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                FOODMAKER, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

     Paying of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-7(i)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

     4) Proposed maximum aggregate value of transaction:

     * Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

FOODMAKER

                                                                January 10, 1994

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Foodmaker, Inc. to be held at 2:00 p.m. on Friday, February 11, 1994, at the San Diego Mission Valley Hilton, 901 Camino del Rio South, San Diego, California.

      We hope you will attend in person. If you plan to do so, please indicate in the space provided on the enclosed proxy. Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided. This will ensure representation of your shares in the event that you are unable to attend the meeting.

      The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

      The Directors and Officers of the Company look forward to meeting with you.

                                          Sincerely,

                                          [SIG]

                                          Jack W. Goodall
                                          Chairman, Chief Executive
                                          Officer and President

                                FOODMAKER, INC.
                               9330 BALBOA AVENUE
                          SAN DIEGO, CALIFORNIA 92123

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 11, 1994

     The Annual Meeting of Stockholders of Foodmaker, Inc. will be held at 2:00 p.m. on Friday, February 11, 1994, at the San Diego Mission Valley Hilton, 901 Camino del Rio South, San Diego, California.

     The meeting will be held for the following purposes:

      1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

      2. To ratify the appointment of KPMG Peat Marwick as independent accountants;

and to act upon such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on December 27, 1993, will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          [SIG]

                                          William E. Rulon, Secretary

San Diego, California
January 10, 1994

                                FOODMAKER, INC.
                               9330 BALBOA AVENUE
                          SAN DIEGO, CALIFORNIA 92123

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 11, 1994

                                                                January 10, 1994

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foodmaker, Inc., a Delaware corporation ("Foodmaker" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 2:00 p.m. on Friday, February 11, 1994, and all adjournments and postponements thereof. This Proxy Statement and form of proxy were mailed to stockholders on or about January 10, 1994.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Foodmaker.

                                     VOTING

     The close of business on December 27, 1993 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were 38,485,800 shares of Foodmaker common stock, $.01 par value (the "Common Stock"), outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders.

     Proxies will be voted for management's nominees for election as directors unless the stockholder otherwise directs in the proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted accordingly. The proxy may be revoked at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of Foodmaker, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 15, 1993, information with respect to beneficial ownership of voting securities of the Company by (i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company and (iii) all directors and executive officers of the Company as a group.

                                                            NUMBER OF SHARES
                        NAME                              BENEFICIALLY OWNED(1)   PERCENT OF CLASS(1)
- --------------------------------------------------------  ---------------------   -------------------
The Fulcrum III Limited Partnership(2)(3)...............        10,430,688               27.2%
The Second Fulcrum III Limited Partnership(2)(3)........         7,090,418               18.5%
Edward Gibbons(4).......................................        17,521,106               45.7%
Tiger Management Corporation(6).........................         2,410,400                6.3%
Jack W. Goodall.........................................           961,617                2.5%
Robert J. Nugent........................................           551,203                1.4%
Charles W. Duddles......................................           469,740                1.2%
Leonard I. Green(5).....................................            50,000                   *
L. Robert Payne.........................................            41,000                   *
Paul T. Carter..........................................            16,750                   *
Christopher V. Walker...................................            12,000                   *
Michael E. Alpert.......................................                --                   *
All directors and executive officers as a group (25
  persons)                                                      21,417,757               54.4%

- ---------------

 *  Less than one percent

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership (collectively "Fulcrum III") are Delaware limited partnerships. Gibbons, Goodwin, van Amerongen ("GGvA") successor to Gibbons, Green, van Amerongen ("Gibbons Green"), is the general partner of each such partnership, and may be deemed to be a beneficial owner of the shares held by each such partnership.

(3) The address of The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership is 600 Madison Avenue, New York, New York 10022.

(4) As a general partner of GGvA, Mr. Gibbons (who is a director of the Company) and the other general partners of GGvA, Todd Goodwin, Lewis van Amerongen and Elizabeth V. Camp, exercise shared voting and investment power with respect to shares held by Fulcrum III and may be deemed beneficial owners of the shares held by such partnerships.

(5) In addition to the shares owned directly and reflected above, pursuant to an arrangement with GGvA, Mr. Green is entitled to the economic benefit of 102,946 shares of Common Stock held by Fulcrum III, which would include the right to receive such shares upon a distribution of shares by Fulcrum III to its partners. In addition, Mr. Green would be entitled to his 29.38% share of any carried interest payable by Fulcrum III to GGvA as general partner of Fulcrum III, which would result in Mr. Green having the economic benefit of a greater number of shares.

(6) The address of Tiger Management Corporation is 101 Park Avenue, New York, New York 10178.

                       NOMINEES FOR ELECTION AS DIRECTORS

     The directors of Foodmaker are elected annually. The term of office of all present directors expires on the date of the Meeting, at which all nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees of management for election as directors are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director, the proxies will be voted for such other person as the Board of Directors shall designate. To the best of Foodmaker's knowledge, all nominees are and will be available to serve.

     The following table provides certain information about each of the Company's directors as of January 1, 1994:

                                                                               DIRECTOR
           NAME             AGE   PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS  SINCE
- --------------------------  ---   -------------------------------------------- --------
Michael E. Alpert           51    Director                                       1992
Paul T. Carter(2)           71    Director                                       1991
Charles W. Duddles          53    Executive Vice President, Chief                1988
                                    Administrative Officer, Chief Financial
                                    Officer and Director
Edward Gibbons(1)(2)(3)     57    Director                                       1985
Jack W. Goodall(1)          55    Chairman of the Board, Chief Executive         1985
                                    Officer and President
Leonard I. Green(1)(2)(3)   60    Director                                       1985
Robert J. Nugent            52    Executive Vice President, President and        1988
                                    Chief Operating Officer of Jack In The Box
                                    Division and Director
L. Robert Payne(1)(2)       60    Director                                       1986
Christopher V. Walker       47    Director                                       1988

- ---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Stock Option Committee.



     During the past five years, the business experience, principal occupations, and the employment of the nominees has been as follows:

     Mr. Alpert has been a director of the Company since August 1992. Mr. Alpert was a partner in the San Diego Office of the law firm of Gibson, Dunn & Crutcher for more than five years prior to his retirement on August 1, 1992. He is currently Advisory Counsel to Gibson, Dunn & Crutcher. Gibson, Dunn & Crutcher provides legal services from time to time to the Company.

     Mr. Carter has been a director of the Company since June 1991. Since February 1987, Mr. Carter has been an insurance consultant for the Government Division of Corroon & Black Corporation. From February 1987 until December 1990, he was also a consultant to the San Diego Unified School District on insurance matters. He retired in February 1987 as Chairman and Chief Executive Officer of Corroon & Black Corporation, Southwestern Region and as Director and Senior Vice President of Corroon & Black Corporation, New York.

     Mr. Duddles has been Executive Vice President and Chief Administrative Officer of the Company since May 1988. He has been Chief Financial Officer of the Company since October 1985 and was Senior Vice President from October 1985 to May 1988. He was previously Vice President and Controller of the Company from August 1979 to July 1981 and Senior Vice President, Finance and Administration, from August 1981 to October 1985. He has been a director since February 1988.

     Mr. Gibbons has been a director of the Company since October 1985 and has been a general partner of GGvA, an investment banking firm specializing in management buyouts, for more than five years preceding the date hereof. Mr. Gibbons is also a director of Robert Half International, Inc., Bath Iron Works Corporation, Horace Mann Educators Corporation, Kash n' Karry Food Stores, Inc., Sealy Holdings, Inc. and Sealy Corp.

        Mr. Goodall has been President of the Company since April 1970, Chief Executive Officer of the Company since February 1979 and Chairman since October 1985. He has been a director of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., since 1980, a director of Van Camp Seafood Company, Inc. since April 1992 and a director of Thrifty Holdings, Inc. since October 1992. He was a Vice President of Ralston Purina Company ("Ralston"), a multinational holding company, from July 1981 to October 1985, and he was a director of Budget Rent-A-Car from June 1987 to March 1989.

        Mr. Green has been a director of the Company since October 1985 and has been a general partner of Leonard Green & Partners, an investment firm, since June 1989. Until June 28, 1989 and for more than five years preceding that date, he was a partner of Gibbons Green. Mr. Green is also a director of Horace Mann Educators Corporation, Kash n' Karry Food Stores, Inc., Almac's Supermarkets, Inc., Australian Resources N.L., Carr-Gottstein Foods Co., The Rival Company, Thrifty Holdings, Inc. and United Merchandising Corp.

        Mr. Nugent has been Executive Vice President of the Company since February 1985 and is President and Chief Operating Officer of the Jack In The Box Division of the Company. He was Executive Vice President, Operations and Marketing from February 1985 to May 1988 and was previously Division Vice President of the Company from August 1979 to April 1982 and Corporate Vice President, Restaurant Operations from April 1982 through January 1985. He has been a director since February 1988.

        Mr. Payne has been a director of the Company since August 1986, having served as a consultant to the Board of Directors since November 1985. He has been Chairman of the Board of Grossmont Bank, a wholly-owned subsidiary of Bancomer, S.A., since February 1974, President and Chief Executive Officer of Multi-Ventures, Inc. since February 1976. Multi-Ventures, Inc. is a real estate development and investment company that is also the managing partner of the San Diego Mission Valley Hilton. He was a principal in the Company prior to its acquisition by Ralston in 1968.

        Mr. Walker has been a director of the Company since February 1988. Since September 1989, Mr. Walker has been a general partner of Leonard Green & Partners, an investment firm. He was associated with Gibbons Green from 1985 and was a partner thereof from January 1989 until September 1989. Prior to joining Gibbons Green, Mr. Walker worked for Zimmerman Holdings, Inc., a California based private holding company engaged in the acquisition and operation of manufacturing companies. Prior to 1984, he was a Vice President and Unit Manager of Security Pacific Bank, which he joined in 1971. He is also a director of Kash n' Karry Food Stores, Inc. and Australian Resources N.L., an Australian gold mining company.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

        During 1993 (fiscal year), the Board of Directors had an Executive Committee, an Audit Committee and a Stock Option Committee. Foodmaker does not have Compensation and Nominating Committees.

        The Executive Committee, consisting of Messrs. Gibbons, Goodall, Green and Payne, may exercise all the authority of the Board in the management of the Company in the intervals between meetings of the Board of Directors. In 1993, the Executive Committee held one meeting and on one occasion acted by unanimous written consent.

        The Audit Committee, consisting of Messrs. Carter, Gibbons, Green, and Payne, directs the internal and external audit activities of Foodmaker as deemed appropriate. The Audit Committee held no meetings in 1993.

        The Stock Option Committee, consisting of Messrs. Gibbons and Green, held no formal meetings in 1993. However, stock options were granted on several occasions by unanimous written consents.

        In 1993, the Board of Directors held six meetings. No director attended fewer than 75% of such meetings. Directors who are also officers of Foodmaker or its subsidiaries receive no additional compensation for their services as directors. Three independent directors of the Company, Mr. Payne, Mr. Carter and Mr. Alpert, receive an annual retainer of $18,000. They are also paid $1,500 for each

Board of Directors' meeting attended in person. No additional compensation is paid for actions taken by the Board of Directors by written consent or participating in telephonic meetings. Additionally, the Company paid Mr. Carter $15,000 in fiscal 1993 and intends to pay him the same amount in fiscal 1994 for consultation services relating to insurance matters. In February 1993, a temporary special committee of the Board of Directors, consisting of Messrs. Alpert, Carter, Green and Payne, was created to supervise, oversee and coordinate the litigation in connection with the outbreak of food-borne illness. As appointed chairman, Mr. Alpert received $17,373 in fiscal 1993. The committee held three meetings prior to its dissolution in May 1993. Except as described below under "Compensation Committee Interlocks and Insider Participation", no additional compensation is paid to other members of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the fiscal years indicated. Bonus amounts were accrued during the year and paid shortly thereafter.

                                              ANNUAL COMPENSATION                        ALL OTHER
                                        -------------------------------      STOCK      COMPENSATION
       NAME AND POSITION         YEAR   SALARY($) BONUS($)  OTHER($)(1)   OPTIONS (#)      ($)(2)
- -------------------------------  -----  --------  --------  -----------   -----------   ------------
Jack W. Goodall                  1993    563,077        --     87,943            --         1,344
  Chairman of the Board, Chief   1992    500,000   375,000     88,659       224,570         1,344
  Executive Officer and          1991    500,000   250,000     77,918            --         1,344
  President
Robert J. Nugent                 1993    328,461        --     42,380            --         1,344
  Executive Vice President,      1992    300,000   180,000     47,112       135,205         1,344
  President and Chief            1991    300,000   135,000     42,672            --         1,344
  Operating Officer of
  Jack In The Box Division and
  Director
Charles W. Duddles               1993    234,615        --     44,666            --         1,344
  Executive Vice President,      1992    225,000   135,000     42,634        88,660         1,344
  Chief Administrative Officer,  1991    225,000    90,000     40,514            --         1,344
  Chief Financial Officer and
  Director
Kenneth R. Williams              1993    234,615        --     47,588            --         1,344
  Senior Vice President,         1992    200,000   150,000     46,186        95,000         1,344
  Executive Vice President of    1991    200,000    75,000     62,981            --         1,344
  Jack in the Box Division
Mohammad Iqbal                   1993    211,154        --     49,627            --         1,344
  Vice President, Executive      1992    180,000    81,000     39,950        75,045         1,344
  Vice President -- Marketing    1991    180,000    67,500     42,628            --         1,344
  of Jack In The Box Division

- ---------------

(1) Other annual compensation in each year includes automobile allowances of approximately $48,000 for Mr. Goodall and $32,000 for each of the other executive officers listed. Also included are the Company's matching contributions to the deferred compensation plan, which for Mr. Goodall were $28,142 in 1993 and $22,500 in 1992, and for Mr. Duddles $11,088 in 1993. In
    1991, Mr. Williams received reimbursement for executive health benefits of $24,451. Other included amounts do not exceed 25% of the total other annual compensation.

(2) All other compensation represents the premiums on term life insurance for the benefit of the named executive officer. The Company has no interest in such insurance policies.

STOCK OPTION GRANTS IN FISCAL 1993

     No stock options or stock appreciation rights were granted in fiscal 1993 to the executives included in the Summary Compensation Table.

OPTION EXERCISES IN FISCAL 1993 AND FISCAL YEAR-END VALUES

     Set forth below is information with respect to options exercised by the named executive officers during the 1993 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year.

                                                         NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                            OPTIONS HELD AT              IN-THE-MONEY OPTIONS
                             SHARES                         FISCAL YEAR-END               AT FISCAL YEAR-END
                            ACQUIRED       VALUE     -----------------------------   -----------------------------
          NAME            ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------  ------------   ---------   ------------   --------------   ------------   --------------
Jack W. Goodall.........     0              $ 0         307,644         42,356        $ 1,942,655         $0
Robert J. Nugent........     0                0         146,431         28,569            776,323          0
Charles W. Duddles......     0                0         100,446         14,554            619,279          0
Kenneth R. Williams.....     0                0          89,334         20,666            416,200          0
Mohammad Iqbal..........     0                0          74,235         15,765            370,567          0

REPORT OF THE BOARD OF DIRECTORS AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     The Board of Directors has the responsibility for determining executive compensation. There is also a committee of disinterested directors (Messrs. Gibbons and Green) with the responsibility for administering the 1992 Employee Stock Incentive Plan. The Chief Executive Officer recommends the compensation to be paid to executive officers of the Company other than himself; final determination of the amount of compensation rests with the non-employee members of the Board of Directors. Board members who are also executive officers do not participate in discussions about, nor do they vote on, recommendations concerning their respective compensation.

     The Company's executive officer compensation program is comprised of base salary, bonus opportunity, long-term incentive compensation in the form of stock options, and other benefits such as health insurance and automobile allowance.

     It is the objective of the Company to maintain base salaries that are within the upper mid-range of amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company. Notwithstanding the Company's desire to pay competitive salaries, for a period of over six months, all executives' salaries were reduced by 15% due to the poor earnings performance related to the outbreak of food-borne illness (the "Outbreak") in January 1993. The Performance Bonus Plan provides for a bonus as a percent of base salary which is dependent upon the Company's performance level achieved and the job classification of the individual. The purpose of the Performance Bonus Plan is to reward key employees, executives and officers for achievement of corporate and/or division goals relating to earnings before depreciation, interest and taxes, as well as achieving individual department budget targets. Also as a result of the Outbreak, no performance bonuses were paid to executives for fiscal 1993.

     The 1992 Employee Stock Incentive Plan forms the basis for the Company's long-term incentive plan for officers and key managers. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing the proprietary interests of such employees in the Company. No new options were granted to the Chief Executive Officer or any of the named executive officers in fiscal 1993.

     This report is submitted by the Board of Directors and the Stock Option Committee.


             BOARD OF DIRECTORS              STOCK OPTION COMMITTEE
             ------------------              ----------------------
            Michael E. Alpert                   Edward Gibbons
            Paul T. Carter                      Leonard I. Green
            Charles W. Duddles
            Edward Gibbons
            Jack W. Goodall
            Leonard I. Green
            Robert J. Nugent
            L. Robert Payne
            Christopher V. Walker


     This report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1993, the members of the Board of Directors were primarily responsible for determining executive compensation. The following executive officers, who also are members of the Board of Directors, participated in deliberations concerning executive officer compensation: Jack W. Goodall, Robert
J. Nugent, Charles W. Duddles. In addition, the Company is a party to the transactions described below in which Edward Gibbons, Leonard I. Green and/or Christopher V. Walker, who are members of the Board of Directors, have a material interest.

     Transactions with GGvA -- The Company has agreed to pay GGvA an annual fee of $900,000 plus expenses through 1994, subject to certain conditions, for providing management consulting and financial planning services to the Company, including assistance in strategic planning, negotiating and structuring bank loans and exploring potential acquisitions, mergers and restructurings for the Company. The contacts and expertise provided in these areas enhance the Company's opportunities and management's expertise in these matters. These specialized consulting services do overlap somewhat with Messrs. Gibbons' and Green's roles as directors, for which they do not receive any additional compensation. A portion of such fee is paid to Leonard Green & Partners, L.P., in which Leonard I. Green and Christopher V. Walker, directors of the Company, are general partners. The amount of the fee paid to GGvA was determined by negotiations between the management of the Company and GGvA, and approved by the Board of Directors of the Company. The Company believes that the terms of its agreement with GGvA are comparable to what could be obtained from an unrelated, but equally qualified, third party. Mr. Gibbons, who is a director of Foodmaker, is a general partner of GGvA. In addition to providing ongoing management consulting services, GGvA may receive additional fees for providing consulting services in connection with major financial transactions that may be undertaken in the future. GGvA is the general partner of Fulcrum III.

     Proposed Restaurant Enterprises Group, Inc. Transaction -- In May 1993, Foodmaker, Apollo Advisors, L.P. ("Apollo") and Leonard Green & Partners, L.P., (collectively, the "Investors"), announced plans to form a new entity to acquire Chi-Chi's and restaurants operated by the Restaurant Enterprises Group, Inc. ("REGI"), a company that currently owns, operates and franchises various restaurant chains including El Torito, Carrows and Coco's. In the third quarter, modifications were made to the agreement among the Investors which provides that Foodmaker would contribute its entire 235 restaurant Chi-Chi's chain in exchange for $65 million in equity (40.6%) in the new entity, warrants to acquire an additional 10% equity interest and $205 million in cash, less the face amount of any Chi-Chi's debt assumed which is expected to aggregate approximately $35 million. Leonard Green & Partners would contribute $30 million in cash and hold an 18.8% equity position in the new entity.

PENSION TABLE

     Retirement Plan. The Company maintains a retirement plan (the "Retirement Plan"), which was adopted effective October 21, 1985 and restated effective as of January 1, 1989. The Retirement Plan is a defined benefit plan covering eligible regular employees employed in a sales, administrative, clerical, or restaurant hourly capacity who have completed 1,000 Hours of Service (as defined in the Retirement Plan) or reached age 21, whichever is later. The Retirement Plan provides that a participant retiring at age 65 will receive an annual retirement benefit equal in amount to one percent of Final Average Pay (as defined in the Retirement Plan) multiplied by Benefit Service (as defined in the Retirement Plan) plus .4% of Final Average Pay in excess of Covered Compensation (as defined in the Retirement Plan) multiplied by Benefit Service subject to grandfathered minimum benefit accruals under the previous plan as of December 31, 1988. The .4% portion of the calculation is limited to a maximum of 35 years of service.

     Although normal retirement is age 65, benefits may begin as early as age 55 if service requirements defined in the Retirement Plan are met. Benefits payable may be reduced for early commencement.

     At October 3, 1993, the number of years of Benefit Service under the Retirement Plan for Messrs. Goodall, Nugent, Duddles, Williams and Iqbal was 25, 14, 20, 23 and 21, respectively; and the amount of covered compensation for each of these individuals approximates the amounts reflected as salary and bonus in the Summary Compensation Table.

     Supplemental Retirement Plans. The Employee Retirement Income Security Act of 1974 ("ERISA") and various tax laws may cause a reduction in the annual retirement benefit payable under the Retirement Plan. If this occurs, the Company intends to provide a compensating annuity supplement for Mr. Goodall, pursuant to authority granted under ERISA. Under an unfunded excess benefits plan, this supplement provides the difference between the maximum annual payment permissible under ERISA from qualified plans and the amount determined under the Retirement Plan's formula. The supplement plus the tax-qualified annuity will not exceed the maximum amount the Company could have been required to provide under the Retirement Plan but for the legislative limitations.

     In addition, the Company established a non-qualified supplemental retirement plan for selected executives effective April 2, 1990, known as the Supplemental Executive Retirement Plan. The plan provides for a percentage of replacement income based on Service and Final Average Compensation (each as defined in the plan). The target replacement income from all Company funded sources based upon a maximum of 30 full years of service is 60% of Final Average Compensation. For those executives whose service lengths are less than 30 years, the target percentage of 60% is reduced by applying a factor determined by dividing the number of full years of actual service by 30. The plan is unfunded and represents an unsecured claim against the Company.

     Easy$aver Plus Plan. Effective October 21, 1985, the Company adopted the Foodmaker Savings Investment Plan, currently named the Foodmaker Easy$aver Plus Plan (the "E$P"), which includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code. Eligible regular full-time employees who have completed at least one year of service or reached age 21, whichever is later, qualify for the E$P. Participants in the plan may defer up to 12% of their pay on a pre-tax basis. In addition, the Company contributes on a participant's behalf an amount equal to 50% of the first 4% of compensation that is deferred by the participant.

     Deferred Compensation Plan. Since January 1, 1989, all executive officers and certain other members of management of the Company have been excluded from participation in the E$P. Effective April 2, 1990, all such persons were offered an opportunity to participate in a non-qualified deferred compensation plan established by the Company. Participants of the plan, known as the Capital Accumulation Plan for Executives, may defer up to 15% of base and/or bonus pay. The Company matches 100% of the first 3% of participant deferrals. Benefits paid under such plan also include an interest component. The plan is unfunded and participant accounts represent unsecured claims against the Company.

     Summary of Retirement and Other Deferred Benefits. The following table shows estimated annual benefits payable to participants as a straight life annuity. The benefits are derived from some or all of the following Company funded sources: Retirement Plan, Company match dollars in the E$P, Company match dollars in the Deferred Compensation Plan, Supplemental Retirement Plan and Social Security (50% of primary insurance amount).

            AVERAGE                                     YEARS OF SERVICE
             ANNUAL               ------------------------------------------------------------
            EARNINGS                 10           15           20           25           30
        ---------------           --------     --------     --------     --------     --------
$  100,000......................  $ 20,000     $ 30,000     $ 40,000     $ 50,000     $ 60,000
   200,000......................    40,000       60,000       80,000      100,000      120,000
   300,000......................    60,000       90,000      120,000      150,000      180,000
   400,000......................    80,000      120,000      160,000      200,000      240,000
   500,000......................   100,000      150,000      200,000      250,000      300,000
   600,000......................   120,000      180,000      240,000      300,000      360,000
   800,000......................   160,000      240,000      320,000      400,000      480,000
 1,000,000......................   200,000      300,000      400,000      500,000      600,000
 1,200,000......................   240,000      360,000      480,000      600,000      720,000

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH PRUDENTIAL

     At October 3, 1993, the Company had outstanding borrowings of $23.3 million from The Prudential Insurance Company of America ("Prudential"). Pursuant to such borrowings, the Company expensed interest aggregating approximately $4.8 million during 1993. Prudential is a limited partner in Fulcrum III.

TRANSACTIONS WITH OTHERS

     Sharon Payne, daughter of L. Robert Payne, a director of the Company, holds a 25% equity interest in Foodmex, Inc. ("Foodmex"), which operates six Jack In The Box franchises in Mexico. The majority of the funds invested by Ms. Payne in Foodmex were loaned to her by Mr. Payne; this loan is secured by Ms. Payne's equity position in Foodmex. As a franchisee of the Company, Foodmex has various financial obligations to the Company for franchise fees and other trade accounts payable, totalling approximately $280,000 per month. The Company believes the terms of the franchise agreement are no more favorable to the franchisee than could have been obtained by an entirely unrelated third party.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative return to holders of the Company's Common Stock since the initial public offering on March 4, 1992 with the Standard & Poor's ("S&P") 500 Index and Nations Restaurant News ("NRN") Stock Index for the same period. The comparison assumes $100 was invested on March 4, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during the periods.


                                   [CHART]


      Measurement Period          Foodmaker,       S&P 500        NRN Stock
    (Fiscal Year Covered)            Inc.           Index           Index
March 4, 1992                        100             100             100
September 27, 1992                    70             101             102
October 3, 1993                       65             113             122

                     COMPLIANCE WITH REPORTING OBLIGATIONS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director and beneficial owner of more than 10% of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirements and a report on Form 4 must be filed to reflect changes thereafter. Based on written statements and copies of forms provided to the Company by persons subject to the reporting requirements, the Company believes that all such reports required to be filed by such persons during fiscal 1993 were filed on a timely basis, except that a late Form 3 was filed by Donald C. Blough, Carlo E. Cetti and David M. Theno, upon their becoming executive officers of the Company, a late Form 4 was filed by Leonard I. Green reflecting a roll-over from his closed pension plan to a separate Individual Retirement Account ("IRA") for him and a separate IRA for his wife, and one late Form 4, reflecting a single purchase of the Company's common stock, was filed by Ta-Tung Wang.

                        RATIFICATION OF THE APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed KPMG Peat Marwick as independent accountants to examine the consolidated accounts of the Company for the fiscal year ending October 2, 1994, subject to ratification by stockholders. KPMG Peat Marwick has acted as accountants for Foodmaker since 1986. The firm will be represented at the Meeting and will have the opportunity to make a statement and respond to questions from stockholders.

                                 OTHER BUSINESS

     Foodmaker's management is not aware of any other matters to come before the Meeting. If any matter not mentioned herein is properly brought before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

                           STOCKHOLDER PROPOSALS FOR
                              1995 ANNUAL MEETING

     Any stockholder proposal intended to be presented at the 1995 Annual Meeting of Stockholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, on or before September 12, 1994. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                          1993 ANNUAL REPORT AND 10-K

     A copy of the 1993 Annual Report to Stockholders accompanies this Proxy Statement. Selected financial data for the Company and the Predecessor are reflected in Appendix A to this Proxy Statement. Foodmaker's Annual Report on Form 10-K for the year ended October 3, 1993, as filed with the Securities and Exchange Commission, contains detailed information concerning Foodmaker and its operations which is not included in the 1993 Annual Report. A COPY OF THE 1993 10-K WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING
TO: Foodmaker Corporate Communications, P.O. Box 783, San Diego, California
92112.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          WILLIAM E. RULON
                                          Secretary

                                                                      APPENDIX A

                            SELECTED FINANCIAL DATA

     The selected data presented in the following table summarizes certain consolidated financial information concerning the Company and is derived from financial statements which have been audited by KPMG Peat Marwick, independent certified public accountants. The selected data for and as of the eight week period ended November 27, 1988 is derived from the financial statements of the Company prior to the December 1988 acquisition and is denoted "The Predecessor." The accounting bases of the assets and liabilities of the Company have changed as the result of the acquisition of the Predecessor, effective as of November 28, 1988, and the capital structure has changed as the result of the acquisition and the 1992 recapitalization of the Company. The Company's fiscal year is 52 or 53 weeks, ending the Sunday closest to September 30. The fiscal year ended October 3, 1993 includes 53 weeks.

                                                                                                         THE
                                                             THE COMPANY                             PREDECESSOR
                                    --------------------------------------------------------------   ------------
                                     53 WEEKS     52 WEEKS     52 WEEKS     52 WEEKS     44 WEEKS      8 WEEKS
                                      ENDED        ENDED        ENDED        ENDED        ENDED         ENDED
                                     10/3/93      9/27/92      9/29/91      9/30/90      10/1/89       11/27/88
                                    ----------   ----------   ----------   ----------   ----------   ------------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant sales................  $1,088,269   $1,061,904   $1,019,927   $  985,797   $  769,214    $   133,092
  Distribution sales..............     108,546      104,041       94,815       94,259       64,121         11,114
  Franchise rents and royalties...      35,232       38,803       35,277       35,901       25,225          4,170
  Other revenues..................       8,657       14,585        7,140        3,444       16,274          1,978
                                    ----------   ----------   ----------   ----------   ----------   ------------
          Total revenues..........   1,240,704    1,219,333    1,157,159    1,119,401      874,834        150,354
                                    ----------   ----------   ----------   ----------   ----------   ------------
Costs of revenues(1)..............   1,124,895    1,004,467      962,212      919,467      702,867        122,085
Selling, general and
  administrative expenses.........     124,422      103,697       95,095       92,400       80,053         28,138
Interest expense..................      57,586       72,455       93,573       94,676       83,780         10,159
                                    ----------   ----------   ----------   ----------   ----------   ------------
Earnings (loss) before income
  taxes (benefit), extraordinary
  item, and cumulative effect of
  changes in accounting
  principles......................     (66,199)      38,714        6,279       12,858        8,134        (10,028)
Income taxes (benefit)............     (22,071)      16,818        5,930        5,370        3,262         (4,108)
                                    ----------   ----------   ----------   ----------   ----------   ------------
Earnings (loss) before
  extraordinary item and
  cumulative effect of changes in
  accounting principles...........     (44,128)      21,896          349        7,488        4,872         (5,920)
Extraordinary item -- loss on
  early extinguishment of debt,
  net of income taxes.............          --      (63,651)          --           --           --         (7,031)
Cumulative effect on prior years
  (to September 27, 1992) of
  adopting SFAS 106 and SFAS
  109.............................     (53,980)          --           --           --           --             --
                                    ----------   ----------   ----------   ----------   ----------   ------------
Net earnings (loss)...............  $  (98,108)  $  (41,755)  $      349   $    7,488   $    4,872    $   (12,951)
                                    ----------   ----------   ----------   ----------   ----------   ------------
                                    ----------   ----------   ----------   ----------   ----------   ------------
BALANCE SHEET DATA
  (at end of period):
Current assets....................  $   93,534   $  106,311   $   71,534   $   67,860   $   60,457    $    61,799
Current liabilities...............     203,349      153,851      185,022      151,820      139,037        111,955
Total assets......................     890,420      915,487      864,848      889,325      861,565        876,028
Long-term debt and capitalized
  lease obligations, net..........     500,460      501,083      629,291      686,546      678,204        726,247
Stockholders' equity..............     139,132      246,933       50,535       50,186       42,698         37,826

- ---------------

(1) Reflects a provision of $44.5 million for the year ended October 3, 1993 to cover franchisee settlements and associated costs related to the outbreak of food-borne illness.


                               [BACK COVER LOGO]

PROXY                            FOODMAKER, INC.                           PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR ANNUAL MEETING OF STOCKHOLDERS ON FEBRUARY 11, 1994 AT 2:00 P.M.
    SAN DIEGO MISSION VALLEY HILTON, 901 CAMINO DEL RIO SOUTH, SAN DIEGO, CA

     The undersigned hereby appoints Jack W. Goodall, Charles W. Duddles and William E. Rulon and each of them, acting by a majority or by one of them if only one is acting, as lawful proxies, with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Foodmaker, Inc., a Delaware corporation ("Foodmaker"), on February 11, 1994, and any adjournments thereof. The above named proxies are instructed to vote all the undersigned's shares of stock on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified below and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

1. Election of Directors: Michael E. Alpert, Paul T. Carter, Charles W. Duddles, Edward Gibbons, Jack W. Goodall, Leonard I. Green, Robert J. Nugent, L. Robert Payne and Christopher V. Walker.

    / / FOR all nominees listed.

    / / FOR all nominees listed except

        / / WITHHOLD AUTHORITY to vote for all nominees listed.

2.  Ratification of appointment of KPMG
    Peat Marwick as independent accountants.     / / FOR / / AGAINST / / ABSTAIN

The Board of Directors recommends a vote FOR the above proposals.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

                                                Stockholder(s), please sign
                                                below exactly as name appears
                                                hereon; in the case of joint
                                                holders, all should sign.
                                                Fiduciaries should add their
                                                full title to their signature.
                                                Corporations should sign in full
                                                corporate name by an authorized
                                                officer. Partnerships should
                                                sign in partnership name by an
                                                authorized person.

                                                Dated:                    , 1994

                                                IMPORTANT - PLEASE SIGN, DATE
                                                AND RETURN PROXY CARD PROMPTLY
                                                USING THE ENCLOSED ENVELOPE; NO
                                                POSTAGE NECESSARY.
                                                I DO       I DO NOT       EXPECT
                                                TO ATTEND THE ANNUAL MEETING.

BALLOT                           FOODMAKER, INC.                          BALLOT
               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 11, 1994

The undersigned votes    (                    ) shares of stock, with respect to
the following:

1. Election of Directors: Michael E. Alpert, Paul T. Carter, Charles W. Duddles, Edward Gibbons, Jack W. Goodall, Leonard I. Green, Robert J. Nugent, L. Robert Payne and Christopher V. Walker.

    / / FOR all nominees listed.

    / / FOR all nominees listed except

        / / WITHHOLD AUTHORITY to vote for all nominees listed.

2. Ratification of appointment of KPMG Peat Marwick as independent accountants. / / FOR / / AGAINST / / ABSTAIN

                                          Stockholder's signature

  INSTRUCTION: IF BALLOT IS CAST BY PROXY, PRINT STOCKHOLDER NAME ABOVE OR, IF
              MULTIPLE STOCKHOLDERS, PRINT "PROXIES FILED" ABOVE.

                                          Proxy signature (if ballot is cast by
                                          proxy)